SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2011

PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York		10901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Rodney Whitwell as Chief Operating Officer

On November 22, 2011, the Board of Directors of Provident New York Bancorp (the “Company”) appointed Rodney C. Whitwell as Executive Vice President and Chief Operating Officer of the Company and its principal subsidiary, Provident Bank (the “Bank”). Mr. Whitwell, age 53, has served as Senior VP, Head of Strategy/Corporate Development of the Bank since August 15, 2011.

Prior to joining the Company, Mr. Whitwell served as Principal at Mercatus LLC (a national financial services consulting and investing firm), where he was responsible for directing strategic consulting engagements with financial services providers, including developing strategic plans, product, segment and distribution strategies with measurable performance improvements. From 2008 to 2010, Mr. Whitwell was Chief Executive Officer of Union Federal Savings Bank, a federally chartered savings bank and subsidiary of The First Marblehead Corporation. From 2007 to 2008, Mr. Whitwell was Senior Vice President, New Business Initiatives at The First Marblehead Corporation (a provider of outsourcing services for private education lending), where he was responsible for directing the operations of a bank subsidiary and leading new initiatives in support of a strategic transformation of the company. Prior to joining First Marblehead, Mr. Whitwell served as Director of Segment Management at Key Corporation from 2004 to 2007, where he directed the work of the Segment Management Group and a Strategic Analytics team covering both consumer and commercial segments. Mr. Whitwell received a B.A. in Economics from Reading University.

Mr. Whitwell is currently party to a change in control agreement with the Bank. The Company anticipates that the terms of this agreement will be incorporated into an employment agreement to be negotiated between Mr. Whitwell and the Company. Effective November 22, 2011, Mr. Whitwell’s annual base salary will increase to $265,000, and he will have a target annual bonus of 30% of his base salary under the Companies Executive Officer Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: November 23, 2011	By:	/s/ Paul A. Maisch

Paul A. Maisch
Executive Vice President and
Chief Financial Officer